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                                                                     EXHIBIT 5.1


                          (CROWE & DUNLEVY LETTERHEAD)


                                  July 2, 2000

Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, DC 20549

         Re:      SLI, Inc. 2000 Employee Stock Purchase Plan
                  Registration Statement on Form S-8

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") of SLI, Inc., an Oklahoma corporation (the "Company") in connection with the proposed public offering by the Company of up to 1,000,000 shares of the Company's Common Stock (the "Shares") under the Company's 2000 Employee Stock Purchase Plan (the "Plan"). This opinion is being provided as Exhibit 5.2 to the Registration Statement.

         We have examined such corporate records and documents as we have deemed relevant and necessary as the basis for this opinion, and we are familiar with or have reviewed the actions taken by the Company in connection with the authorization, registration, issuance, and sale of the Shares.

         We are members of the Oklahoma Bar and do not express any opinion herein concerning any law other than the laws of the State of Oklahoma.

         Based upon the foregoing, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the Registration Statement and pursuant to the Plan, included as Exhibit 4.1 to the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable under the Oklahoma General Corporation Act, as in effect on this date.

         We do hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     Crowe & Dunlevy, P.C.

                                              By:    /s/ W. Kyle Tresch